United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                     FORM 15
                       ----------------------------------

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15 (d) of the Securities Exchange Act of 1934.


                       Commission File Number: 33-28514-A

                         BRYAN BANCORP OF GEORGIA, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                9971 Ford Avenue
                   Richmond Hill, Georgia 31324 (912) 756-4444
             ------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     Common Stock, $1.00 par value per share
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
             ------------------------------------------------------
            (Titles of all other classes of  securities  for which
             a  duty  to  file  reports  under Section 13(a)or 15(d)
                                    remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)          [ ]          Rule 12h-3(b)(1)(ii)   [ ]
      Rule 12g-4(a)(1)(ii)         [ ]          Rule 12h-3(b)(2)(i)    [ ]
      Rule 12g-4(a)(2)(i)          [ ]          Rule 12h-3(b)(2)(ii)   [ ]
      Rule 12g-4(a)(2)(ii)         [ ]          Rule 15d-6             [X]
      Rule 12h-3(b)(1)(i)          [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Bryan Bancorp of Georgia, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             BRYAN BANCORP OF GEORGIA, INC.


Date: December 30, 1998                      By:    /s/  G. Michael Odom, Jr.
                                                    ---------------------------
                                                         G. Michael Odom, Jr.
                                                       Executive Vice President